Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:
We consent to the incorporation by reference of our report dated March 2, 2006, except as to the first paragraph of Note 11 and Note 22, which are as of September 5, 2006, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in this Form 8-K of Anadarko Petroleum Corporation, into the following registration statements of Anadarko Petroleum Corporation:
(a)	Forms S-8 and S-3, Anadarko Employee Savings Plan (No. 33-8643)

(b)	Forms S-8 and S-3, Anadarko Petroleum Corporation 1988 Stock Option Plan for Non- Employee Directors (No. 33-30384)

(c)	Form S-8, Anadarko Petroleum Corporation 1993 Stock Incentive Plan (No. 33-54485)

(d)	Form S-3, Anadarko Petroleum Corporation Dividend Reinvestment and Stock Purchase Plan (No. 333-65915, No. 333-88147 and No. 333-103102)

(e)	Form S-8, Anadarko Petroleum Corporation 1998 Director Stock Incentive Plan (No. 333- 78301)

(f)	Form S-8, Anadarko Petroleum Corporation 1999 Stock Incentive Plan (No. 333-78303 and No. 333-65420)

(g)	Form S-8, Anadarko Petroleum Corporation Amended and Restated 1999 Stock Incentive Plan (No. 333-126520)

(h)	Form S-3, Anadarko Petroleum Corporation Registration Statement for $650 million of Zero Yield Puttable Contingent Debt Securities (No. 333-60496)

(i)	Form S-3, Anadarko Petroleum Corporation Registration Statement for $1 billion of Debt Securities, Preferred Stock, Depository Shares, Common Stock, Warrants, Purchase Contracts and Purchase Units (No. 333-86356)
/s/ KPMG LLP

Houston, Texas
September 5, 2006